Exhibit 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated April 26, 1997, which includes an explanatory paragraph discussing the factors described in Note 15 to the financial statements about the Company's ability to continue as a going concern, accompanying the financial statements of Ripe Touch Greenouses, Inc. contained in the Registration Statement on Form SB-2 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."





/s/ Bailey Saetveit & Co., P.C.

Englewood, Colorado
January 20, 1998